Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 2, 2016
American Equity Reports Third Quarter 2016 Results
Company Highlights

•	Third quarter 2016 net loss of $7.4 million or $0.09 per diluted common share

•	Third quarter 2016 operating loss[1] of $4.7 million or $0.05 per diluted common share

•	Third quarter 2016 annuity sales of $1.5 billion, down 16% from third quarter 2015

•	Policyholder funds under management of $44.5 billion, up 1.9% from June 30, 2016

•	Third quarter 2016 investment spread of 2.57%

•
Operating income[1] return on average equity[1] of 6.7% (trailing twelve months); excluding unlocking and assumption revisions, operating income[1] return on average equity[1] of 11.4% (trailing twelve months)

•	Estimated risk-based capital (RBC) ratio of 338% (pro forma including $100 million capital contribution on October 3, 2016) compared to 336% at December 31, 2015
WEST DES MOINES, Iowa (November 2, 2016) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported third quarter 2016 net loss of $7.4 million, or $0.09 per diluted common share, compared to net income of $97.3 million, or $1.19 per diluted common share, for third quarter 2015.
Operating loss1 for the third quarter of 2016 was $4.7 million, or $0.05 per diluted common share, compared to operating income of $45.9 million, or $0.56 per diluted common share, for third quarter 2015.
The third quarter 2016 net loss and operating loss1 were negatively affected by $52.9 million ($0.61 per diluted common share) and $52.6 million ($0.60 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under lifetime income benefit riders. Net income and operating income1 for the third quarter of 2015 were impacted by similar assumption revisions which decreased net income by $1.1 million ($0.01 per diluted common share) and operating income1 by $8.7 million ($0.10 per diluted common share).

In addition, the third quarter 2016 net loss and operating loss1 were increased by $1.3 million after tax or $0.02 per diluted common share for items that were discrete to the quarter. The discrete items included $1.1 million for income tax adjustments related to income earned in 2015 and the first half of 2016 and $0.2 million after tax for the write off of capitalized debt issuance costs associated with the Company's November 2013 revolving line of credit facility which was refinanced and terminated at the end of the third quarter.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.9% ON $1.5 BILLION OF SALES
Policyholder funds under management at September 30, 2016 were $44.5 billion, an $820 million or 1.9% increase from the end of the second quarter. Third quarter sales were $1.5 billion before coinsurance ceded and $1.1 billion after coinsurance ceded. Gross and net sales for the quarter were down sequentially and compared to the prior year third quarter with decreases ranging between 16% and 35%.
Commenting on sales, John Matovina, Chief Executive Officer and President, said: "Our pace of sales slowed in the quarter but we are still growing invested assets and policyholder funds under management. As we indicated in our second quarter commentary, we expected sales to moderate in the second half of this year following a very strong first six months. Sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) declined 26% sequentially with FIA sales down 15% and MYGA sales down 88%. Although formal FIA sales data for third quarter 2016 will not likely be released until later this month, our expectation is that the sequential decline in FIA sales by our independent agents was consistent with the overall market experience. MYGA sales by independent agents were 2.6% of total independent agent sales in the third quarter. That mix of FIA and MYGA sales by our independent agents is more in line with our historical experience than the first two quarters of this year."
Commenting on Eagle Life, Matovina added: “Expanding our Eagle Life business has been a key initiative for us which has been reinforced by the Department of Labor (DOL) conflict of interest fiduciary rule that becomes operational next April if not otherwise delayed or overturned through litigation. The rule favors sales of FIAs by broker-dealers and banks and poses significant challenges to sales of FIAs by independent agents. Eagle Life continued to gain traction during the third quarter. It added a new distribution relationship, bringing the total to 52 selling agreements, and began selling through a potentially significant bank relationship. That being said, the market environment in Eagle Life's distribution channels was more competitive in the third quarter and Eagle Life grew its invested assets and policyholder funds under management more slowly than in the second quarter. Sales were down 29% sequentially to $348 million, with FIA sales declining to $153 million from $190 million and MYGA sales declining to $195 million from $300 million."
Matovina continued: "The outlook for FIA sales for the next two quarters remains favorable. However, sales of FIAs by independent agents may come under pressure next year if the DOL rule becomes effective in the second quarter. We are encouraged by several of our NMO partners applying to the DOL to qualify as financial institutions under the Best Interest Contract exemption. However, the timing of approval of financial institution status, if granted, is uncertain as the DOL has not provided guidance on its process for qualification. We intend to continue to support our NMO partners and independent agents. We have filed traditional fixed rate annuity product forms and companion lifetime income benefit riders which we plan to introduce to the market by the beginning of 2017. We believe these products offer safety of principal and guaranteed lifetime income desired by retirement account holders, while qualifying for distribution under the less onerous PTE 84-24 exemption."

SPREAD DECLINES ON LOWER INVESTMENT YIELD; CASH BALANCE DECLINES
American Equity’s investment spread was 2.57% for the third quarter of 2016 compared to 2.62% for the second quarter of 2016 and 2.83% for the third quarter of 2015. On a sequential basis, the average yield on invested assets declined eight basis points while the cost of money declined three basis points..
Average yield on invested assets continued to be unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate and high cash balances. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2016 was 3.31% compared to 3.95% and 4.14%, respectively, in the second and first quarters of 2016. The average balance for cash and short-term investments was $1.2 billion during the third quarter, compared to $1.1 billion in the second quarter of 2016 and $807 million in the first quarter of 2016. The unfavorable impact from the aforementioned items was partially offset by fee income from bond transactions and prepayment income which added four basis points to both third quarter 2016 and second quarter 2016 average yield on invested assets.
The aggregate cost of money for annuity liabilities decreased by three basis points to 1.89% in the third quarter of 2016 compared to 1.92% in the second quarter of 2016. This decrease reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was two basis points in the third quarter of 2016 compared to a nominal benefit in the second quarter of 2016.
Commenting on investment spread, John Matovina said: “We saw continued spread compression in the third quarter. Similar to the first two quarters of the year, the decrease in the cost of money from reductions in rates on our policy liabilities was less than the decrease in the average yield on investments that resulted from the investment of new premiums and portfolio cash flows in high quality investments with yields below our portfolio rate and the increase in average cash and short-term investment balances during the quarter."
Turning to the outlook for investment spread, Matovina added: "We expect investment spread in the fourth quarter to benefit from the substantial reinvestment of cash and short-term investments into higher yielding securities. As of September 30, 2016, cash and short-term investment balances had fallen to $652 million from $1.6 billion at the beginning of the quarter and decreased to $308 million by the end of October. On September 1, 2016, we began implementing renewal adjustments covering $16 - $17 billion of policyholder account values that should lower the overall cost of money by eight basis points when fully implemented. On December 6, 2016, we will begin applying renewal adjustments on $7.4 billion of additional policyholder account values. These adjustments will be implemented over the next 12 - 15 months on policy anniversary dates and are expected to reduce the 0.54% cost of money differential between existing rates and the guaranteed minimums we had at September 30, 2016."

EQUITY AND DEBT RAISES SUPPORT CAPITAL ADEQUACY
As previously reported, the Company raised $235 million of capital during the quarter. On August 1st, it physically settled its two equity forward sales agreements and received $134.7 million in net cash proceeds which were contributed to the capital and surplus of American Equity Life. On September 30, the Company entered into a credit agreement providing for a three-year $100 million term loan and a $150 million unsecured revolving credit facility maturing in September 2021. The interest rate on the term loan is currently 2.625% (3-month LIBOR plus 1.75%) and the term loan can be prepaid prior to maturity without penalty. Mandatory prepayments of the term loan are required with the net cash proceeds from any capital markets transaction as defined in the credit agreement. The revolving credit facility replaces the four year $140 million facility that was entered into in November 2013 and is available for general corporate purposes, including capital contributions to the Company's operating subsidiaries. No amounts are currently drawn on the revolving credit facility.
Including proceeds from the term loan, which were contributed to capital and surplus of American Equity Life on October 3, 2016, the estimated RBC ratio at September 30, 2016 was 338%.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2016 earnings on Thursday, November 3, 2016 at 10:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 95132764 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 10, 2016 at 855-859-2056, passcode 95132764 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$12,731	$8,335	$31,534	$25,369
Annuity product charges	47,675	37,975	125,304	99,066
Net investment income	463,583	436,085	1,374,239	1,253,930
Change in fair value of derivatives	103,794	(351,360)	68,828	(405,484)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	5,256	1,159	10,680	10,362
OTTI losses on investments:
Total OTTI losses	(4,554)	(10,000)	(11,334)	(10,132)
Portion of OTTI losses recognized in (from) other comprehensive income	1,575	4,771	(1,785)	3,943
Net OTTI losses recognized in operations	(2,979)	(5,229)	(13,119)	(6,189)
Total revenues	630,060	126,965	1,597,466	977,054

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	15,065	10,959	37,567	32,629
Interest sensitive and index product benefits	278,943	213,465	487,735	802,431
Amortization of deferred sales inducements	69,245	65,807	127,396	152,278
Change in fair value of embedded derivatives	144,404	(414,724)	694,564	(583,112)
Interest expense on notes and loan payable	6,887	7,283	20,649	21,976
Interest expense on subordinated debentures	3,253	3,075	9,627	9,138
Amortization of deferred policy acquisition costs	98,108	67,885	198,486	186,871
Other operating costs and expenses	25,133	24,497	78,786	70,487
Total benefits and expenses	641,038	(21,753)	1,654,810	692,698
Income (loss) before income taxes	(10,978)	148,718	(57,344)	284,356
Income tax expense (benefit)	(3,558)	51,412	(19,791)	98,302
Net income (loss)	$(7,420)	$97,306	$(37,553)	$186,054

Earnings (loss) per common share	$(0.09)	$1.22	$(0.45)	$2.39
Earnings (loss) per common share - assuming dilution	$(0.09)	$1.19	$(0.45)	$2.33

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	86,262	79,676	83,645	77,995
Earnings (loss) per common share - assuming dilution	87,044	81,559	84,413	79,977

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized operating income (loss) and operating income (loss) per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income (loss) equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations. The most significant adjustments to arrive at operating income (loss) eliminate the impact of fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes measures excluding their impact are useful in analyzing operating trends and the combined presentation and evaluation of operating income (loss) together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income (loss)	$(7,420)	$97,306	$(37,553)	$186,054
Adjustments to arrive at operating income (loss): (a)
Net realized investment (gains) losses, including OTTI	(1,008)	2,542	752	(2,835)
Change in fair value of derivatives and embedded derivatives - index annuities	9,400	(83,410)	160,078	(61,277)
Change in fair value of derivatives and embedded derivatives - debt	(1,049)	2,575	2,483	2,746
Litigation reserve	(1,957)	—	(1,957)	—
Income taxes	(2,689)	26,903	(57,426)	20,991
Operating income (loss) (a non-GAAP financial measure)	$(4,723)	$45,916	$66,377	$145,679

Per common share - assuming dilution:
Net income (loss)	$(0.09)	$1.19	$(0.45)	$2.33
Adjustments to arrive at operating income (loss):
Anti-dilutive effect of net loss	—	—	0.01	—
Net realized investment (gains) losses, including OTTI	(0.01)	0.03	0.01	(0.03)
Change in fair value of derivatives and embedded derivatives - index annuities	0.11	(1.02)	1.89	(0.77)
Change in fair value of derivatives and embedded derivatives - debt	(0.01)	0.03	0.03	0.03
Litigation reserve	(0.02)	—	(0.02)	—
Income taxes	(0.03)	0.33	(0.68)	0.26
Operating income (loss) (a non-GAAP financial measure)	$(0.05)	$0.56	$0.79	$1.82

(a)
Adjustments to net income (loss) to arrive at operating income (loss) are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income (loss) and operating income (loss) for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2016
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,436,560
Average AOCI	(695,176)
Average equity excluding average AOCI	$1,741,384

Net income (loss)	$(3,777)
Operating income	116,518

Return on Average Equity Excluding Average AOCI
Net income (loss)	(0.22)%
Operating income	6.69%
1 - The net proceeds received from the Company's settlement of the two equity forward sales agreements in August 2016 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the settlement of the two equity forward sales agreements in August 2016.